                                 Exhibit # 10.09

                     Employment Agreement - David Kline, Jr.

                         COMPETITIVE COMMUNICATIONS INC.

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is made and entered into effective the 8th day of April 1996 between COMPETITIVE COMMUNICATIONS INC., a
California corporation, having its principal place of business at 11713 Sterling
Avenue, Suite F, Riverside, California (hereinafter "Employer"), and David Kline
II whose address is 23820 Aetna, Woodland Hills, California 91367, (hereinafter
"Employee").

1. Term.

        The Term of Employee's employment hereunder shall be for a five (5)
year period, unless terminated prior thereto in accordance with section 4 hereof, commencing on the date hereof (the "Initial Term"). This Agreement shall automatically extend for an additional two (2) year term (the "Extension Term"), provided that neither the Employer nor Employee has elected to terminate this
Agreement effective the end of the Initial Term by giving three (3) months'
prior written notice one to the other. The entire duration of Employee's employment by Employer is herein called the "Employment Period".

2. Position and Duties.

        2.1 Position and Duties. Employee agrees to serve as President and
Chief Operating Officer and to perform the duties set forth in Appendix A attached hereto and such other duties as the Chief Executive Officer/Chairman of the Board of the Board of Directors of Employer shall from time to time direct.

        2.2 Faithful Performance. Employee agrees to serve Employer faithfully and to the best of his ability, and to devote his attention and efforts to the business and affairs of Employer. Employee confirms that he is under no contractual commitments inconsistent with the obligations set forth in this
Agreement, and that while employed hereunder he will not render or perform services for any other corporation, firm, entity or person inconsistent with this Agreement without the prior written consent of Employer.

        2.3 Rules and Regulations. Employee shall at all times strictly adhere to and obey all of the reasonable rules, regulations, corporate policies, directions, and restrictions now in effect or as may be subsequently modified or adopted by Employer governing the conduct of executive employees.

3. Compensation.

        3.1 Base Salary. For all services to be rendered by Employee under this
Agreement, Employer agrees to pay or cause to be paid to Employee:

        (a) $76,600 per year ("Base Salary") prorated from date first written above until the Employer receives at least $1,000,000 in funding investment.
During such period, all amounts not paid, shall be accrued and paid within fourteen (14) days of receipt of such funding by Employer;

        (b) $130,000 per year ("Base Salary") prorated commencing on the receipt of at least $1,000,000 in funding investment by Employer.

        Base Salary shall be payable at the discretion of the Employer either weekly at 1/52nd of Base or bi-monthly at 1/26th of Base in two equal monthly payments due on the first and fifteenth day of each month. Nothing in this provision shall operate to prevent increases in Employee's Base Salary from time to time as determined by Employer's Board of Directors.

        3.2 Bonus. In addition to the Base Salary, Employee shall be entitled to a bonus in any fiscal year in which the pre-tax and pre-contribution ("PTPC")
operating profit of Employer is $1,000,000 or more. The bonus shall be 1 equal share of the Executive Bonus Pool ("ExBP"). The ExBP shall be equal to 6% of the
PTPC profit in any given fiscal year. The ExBP shall be paid at the same time as the 6% PTPC Non-executive Employee Bonus Pool and within ten (10) days after the
Employer's accountants have completed the net pre-tax audit and has been accepted by the Board of Directors.

        3.3 Additional Benefits. In addition to the Base Salary, Employee shall be entitled during the Employment Period to receive such Additional Benefits as may be provided for him or to which he may become entitled because his position, tenure, salary, age, health or other qualifications make him eligible to participate. For purposes hereof, "Additional Benefits" means (a) participation in bonus and incentive compensation plans or pools, stock option, bonus, award or purchase plans, retirement plans, and other employee benefit plans of
Employer, if any; (b) life, health, medical, dental, accident, and other personal insurance coverage provided by Employer for employees or their dependents; (c) directors' and officers' liability insurance coverage provided by Employer and charter or bylaw provisions or contracts providing for indemnification of corporate personnel or elimination or limitation of their liabilities as such; (d) an Employer provided automobile per guidelines approved by the Board of Directors, (e) use of Employer's property and facilities and other perquisites of employment with Employer; (f) paid vacation, leave or holidays; and (f) any and all other compensation, benefits and perquisites of employment with Employer, if any, other than Base Salary.

        3.4 Expenses. Employer will pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by him in his performance under this
Agreement, subject to the presentation of appropriate vouchers in accordance with applicable laws and Employer's expense reimbursement policies and procedures in effect and applicable to management employees.

        3.5 Location and Relocation Expenses. Employer shall pay for all of
Employee's moving and personal expenses in connection with any Employer required relocations which occurs after Employee is hired.

4. Termination.

        4.1 Termination. The employment of Employee with Employer shall terminate on the date of the occurrence of any of the following events:

        (a) Expiration of the Employment Period hereof;

        (b) The death of Employee;

        (c) Fifteen (15) days after the date on which Employer shall have given
        Employee written notice of the termination of Employee's employment by reason of permanent physical or mental incapacity that prevents
        Employee from performing the essential elements of Employee's position for a period of six consecutive months or more as determined by a medical professional selected by Employer, in its sole discretion, and by Employer acting in good faith;

        (d) Upon five (5) days' written notice to Employee for "cause", which shall include only the following: intentional misconduct or gross negligence by Employee in the course of employment; the commission or perpetration by Employee of any fraud against Employer or any other party in connection with his employment hereunder; the commission by
        Employee of such acts or dishonesty, fraud or misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties; knowingly causing or permitting Employer to violate any law, which violation shall have a material effect on
        Employer; or the failure to perform, breach, or violation by Employee of any of Employee's material obligations under this Agreement which continues after fifteen (15) days' written notice has been given to
        Employee by Employer specifying the failure to perform, breach, or violation;

        (e) Upon at least sixty (60) days' advance written notice by Employee; or

        (f) Upon at least sixty (60) days' advance written notice by Employer based solely on concurrence of a minimum of 4/5th of the Board of Directors.

         4.2  Payments of Base Salary, Incentive Bonus, and Additional Benefits.

        (a) Upon any termination, (1) Employee (or Employee's estate in the case of death) shall immediately be paid all accrued Base Salary which would otherwise be due and payable and accrued vacation pay, all to the date of termination, (2) benefits accrued under Employer's Employee benefit plans, if any, will be paid in accordance with such plans, and
        (3) bonuses shall be paid at the end of the fiscal year if earned , with the amount prorated by the number of days during the fiscal year
        Employee was employed. Upon termination, Employee shall not be entitled to any other payments or benefits except upon the conditions and as set forth in Section 4.2 (b) of this Agreement.

        (b) In the event Employee's employment under this Agreement is terminated pursuant to Section 4.1(c) or 4.1(f): Employer shall pay
        Employee an amount equal the Employee's then Base Salary multiplied by twenty-four (24) months.

        (c) In the event of termination of Employee's employment pursuant to
        Section 4.1(c) or 4.1(f), Employer agrees to continue to provide
        Employee's medical insurance for a period of twenty four (24) months following such termination.

        4.3 Effect of Termination. Notwithstanding any termination in this
Agreement, the covenants and Agreements contained in Sections 4.4, 5, 6, 7, and
8 shall be construed as independent of any other agreements between the parties and shall survive the termination of the employment of the Employee. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of such covenants.

        4.4 Return of Employer's Property. If Employee is terminated either by expiration of this Agreement, pursuant to Section 4.1, or otherwise, Employee shall immediately deliver to Employer all originals and copies of notes, memoranda, writings, lists, files, reports, customer lists, personnel files, and information, correspondence, tapes, discs, cards, logs, machines, technical data, credit cards, keys to the premises, or any other tangible product or documents (individually and collectively known as "Company Proprietary Items")

which Employee produced, received or otherwise had access to while employed.

5. Confidentiality.

        Employee during employment may have access to or become acquainted with various confidential information and trade secrets, including, but not limited to, formulas, technical data, patents, devices, secret inventions, personnel information, customer lists, processes, and compilations of information, records, reports, correspondence, tapes, discs, tangible property and specifications (collectively and inclusively, "Confidential Information"), which are owned by or licensed to Employer. Employee shall not disclose any of the aforesaid Confidential Information, directly or indirectly, or use it in any way either during the Employment Period or at any time thereafter, except as required in the course of his Employment by Employer. All Confidential
Information of Employer, whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of Employer and shall not be removed from the premises of Employer in any circumstances whatsoever without the prior written consent of Employer.

6. Restrictive Covenant.

        Non-Competition. Employee hereby agrees that during the term of
Employee's employment with Employer, Employee shall not engage, directly or indirectly, or be interested (as director, officer employee, partner, consultant, principal, shareholder, or otherwise) in any firm, corporation, or other entity in the business of developing, producing, distributing, or selling any product competitive with the products of Employer in any geographic area in which Employer engages in such business without the express written consent of
Employer. Ownership by Employee of less than one percent (1%) of the outstanding voting stock of any competing publicly held corporation shall not constitute a violation of this Section 6.

7. Injunctive Relief.

        Employee agrees that it would be difficult to compensate Employer fully for damages suffered by Employer through any violation of the provisions of this
Agreement by the Employee including without limitation the provisions of
Sections 5 and 6 above, and Employee agrees that there is not adequate remedy at law for such violation. Accordingly, Employee specifically agrees that Employer shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision shall not in any way whatsoever diminish the right of Employer to claim and recover damages in addition to injunctive relief.

8. Inventions.

        8.1 Inventions. Employee agrees to promptly disclose and assign to
Employer, exclusively, all of his rights and interest in any inventions, discoveries, improvements, designs, practices, processes, formulae, techniques, know-how and methods (hereinafter collectively referred to as " Inventions"), that are in any way related to the services provided by Employee during the term of his employment with Employer or to the services provided under this
Agreement, or to any other work or project of Employer that Employee may either become aware of or be assigned to work on by Employer, which he, individually or jointly, shall make, originate, conceive of or reduce to practice during the term of his employment with Employer or the term of his relationship with
Employer under this Agreement whether made on or off of the premises of
Employer; and he shall, during and after the term of his employment and the term of this Agreement, assist Employer to obtain, for its own benefit, patents on such Inventions to remain the property of Employer whether or not patented.

        8.2 Trailer Period. Employee expressly agrees that any Inventions which are disclosed or offered to third parties, published or implemented by Employee or declared in a patent application filed by Employee or by any entity associated with Employee within one (1) year following termination of Employee's employment shall be deemed to be originated or made during Employee's employment with Employer and subject to Section 8.1 hereof, unless Employee can prove by a preponderance of the evidence to the contrary.

9. Miscellaneous.

        9.1 Choice of Laws, Jurisdiction, Venue. This Agreement is being delivered in the State of California and shall be construed in accordance with and governed by the laws of such state, without regard to principles of conflicts of laws. Venue for all proceedings in any way relating to this
Agreement, including without limitation, proceedings conducted under Section 9.5 hereof, shall lie in Riverside County, California.

        9.2 Other Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have not made agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

        9.3 Successors. This Agreement shall extend to and be binding upon
Employee, his legal representatives, heirs and distributees, and upon Employer, its successors and assigns; provided, however, that Employee may not delegate any of Employee's duties under this Agreement. For the purposes of this
Agreement, unless the context otherwise requires, references to Employer shall include Employer's subsidiaries and affiliated persons.

        9.4 No Waiver. Forbearance or failure to pursue any legal remedy or right upon default or breach hereof shall not constitute waiver of such right, nor shall any such forbearance, failure or actual waiver imply or constitute waiver of any subsequent default or breach. No term or condition of this
Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.

        9.5 Arbitration. All disputes arising under or relating to this
Agreement or its breach other than actions for injunctive relief shall be submitted to binding arbitration under the Commercial Arbitration Rules of the
American Arbitration Association. Any award of the arbitrator(s) shall be final and binding on the parties hereto and judgment on such award may be entered in any court of competent jurisdiction.

        9.6 Attorneys' Fees. In the event of any litigation arising out of this
Agreement, the prevailing party shall be entitled to reimbursement of reasonable attorneys' fees and costs.

        9.7 Notices. Any notice with respect to this Agreement shall be deemed to have been duly served on the party entitled to notice if that notice has been served at the address provided in this Agreement or such other address as may be provided from time to time and shall be deemed duly given or made if delivered or deposited in the United States mail as first class mail, postage prepaid.

        9.8 Headings. Headings used in this Agreement are used for convenience only and do not constitute substantive matters to be considered in constructing the terms of this Agreement.

        9.9 Severability. In case any one or more of the provisions of this
Agreement shall, for any reason, be held invalid, illegal, or unenforceable in any respect, any other provisions in this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had never been contained herein. Such provisions shall be given effect to the maximum extent permitted by law.

        9.10 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        9.11 Amendments. This Agreement may not be altered, modified or amended except pursuant to a written instrument executed by all parties hereto.

        9.12 Construction of Agreement. The parties hereto acknowledge and agree that neither this Agreement nor any of the other documents executed in connection herewith shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the documents executed in connection herewith.

        9.13 No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, no person or entity not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

IN WITNESS  WHEREOF,  the  parties  hereby  have duly  executed  this  Agreement effective as of the day and year above first written.

"EMPLOYEE"                          COMPETITIVE COMMUNICATIONS INC.

By:_______________________          By:_________________________
   David Kline II                      David Kline
                                       Chief Executive Officer

                                   APPENDIX A

                 DUTIES OF PRESIDENT AND CHIEF OPERATING OFFICER

        Reporting to the Chairman and Chief Executive Officer, the President
shall be the Chief Operating Officer of the corporation and have direct management and supervision, direction and control of the business and Officers and personnel of the corporation assigned to him in accordance with policies, goals and objectives established by the Chairman and Chief Executive Officer and the Board of Directors. He shall preside at all meetings of the Shareholders and in the absence of the Chairman of the Board/Chief Executive Officer, or if there be none, at all meetings of the Board of Directors. He shall be ex officio a member of all the standing committees, including the Executive Committee, if any, and shall have the general powers and duties of management usually vested in the office of President of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or the By-Laws.

        Assists the Chairman and Chief Executive Officer in the development of corporate policies and goals that cover company operations, personnel, financial performance and growth. May perform duties of the Chairman and Chief Executive
Officer in his absence.

        Directs the activities of Vice President(s) and personnel assigned to him to include: Chief Technical Manager, and Facility Operations Manager.

        Guides and directs the members of management in the development and production of the corporation's products and services throughout the world.

        Directs corporate operations to achieve budgeted profit results and other financial criteria and preserve the capital funds invested in the enterprise.

        Serves as an equal voting member of the Board of Directors. Executes bonds, mortgages and other contracts requiring a seal, under the seal of the corporation except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.